SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2010, Copano Energy, L.L.C. (together with its wholly owned operating subsidiaries, “Copano”) entered into an Amended and Restated Gas Processing Contract (the “2010 Processing Agreement”) with Kinder Morgan Texas Pipeline, L.P. (“KMTP”).  The 2010 Processing Agreement is effective June 1, 2010 and supersedes the Amended and Restated Gas Processing Contract between Copano and KMTP effective February 1, 2006, the primary term of which would have expired January 30, 2011.  The 2010 Processing Agreement extends through December 31, 2024, with automatic annual renewals thereafter unless either party provides advance notice of cancellation.

Concurrently with their execution of the 2010 Processing Agreement, Copano and KMTP also amended and restated their existing Gas Transportation Agreement (the “2010 Transportation Agreement”) to extend its term through December 31, 2024.

Copano and KMTP entered into the 2010 Processing Agreement and the 2010 Transportation Agreement in connection with their recently announced execution of formal agreements (the “JV Agreements”) governing Eagle Ford Gathering LLC (“Eagle Ford Gathering”), Copano’s 50/50 joint venture with Kinder Morgan Energy Partners to provide gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale resource play.  The JV Agreements include forms of transportation and processing agreements under which Kinder Morgan and Copano commit 375,000 MMBtu per day of transportation and processing capacity, respectively, to Eagle Ford Gathering.  The JV Agreements provide that Kinder Morgan and Copano agree to execute the forms of transportation and processing agreements upon approval of Eagle Ford Gathering’s first project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: May 18, 2010	By:	/s/Douglas L. Lawing
Douglas L. Lawing
Executive Vice President,
General Counsel and Secretary